EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Catalyst International, Inc. 2001 Stock Option Plan and Catalyst International, Inc. U.K. Approved Company Share Option Scheme of our reports dated January 31, 2001, with respect to the consolidated financial statements of Catalyst International, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2000, and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

ERNST & YOUNG LLP

Milwaukee, Wisconsin
June 8, 2001